UNITED FIRE GROUP, INC.
PLAN FOR ALLOCATION OF EQUITY COMPENSATION TO MANAGEMENT TEAM

1.Purpose. The purpose of the Plan is to provide for the systematic allocation of Equity Interests to the Management Team in a manner that:

1.1	focuses the attention of the Management Team on the achievement of certain Performance Measures determined from time to time by the Board.

1.2aligns the commitment of the Management Team with the interests of shareholders; and

1.3rewards members of the Management Team in a manner consistent with performance.

2.Definitions.

2.1“2008 Stock Plan” means the United Fire & Casualty 2008 Stock Plan.

2.2“Board” means the Board of Directors of the Company.

2.3“Company” means United Fire Group, Inc.

2.4“Determination Year” means the fiscal year of the Company with respect to which Equity Compensation is to be determined pursuant to this Plan.

2.5“Equity Compensation Pool” means the value of the Equity Company that the Company may issue pursuant to this Plan with respect to any Determination Year.

2.6“Equity Interests” means any award of an interest in the equity of the Company that the Board may grant pursuant to the 2008 Stock Plan.

2.7“Salary” means the regular pay and paid time off paid to a member of the Management Team for a fiscal year.

2.8“Management Team” means those executives of the Company designated from time to time by the Board as the “Full Management Team.”

2.9“Plan” means this Plan for Allocation of Equity Compensation to Management Team.

2.10“Prior Year” means the fiscal year immediately prior to the Determination Year.

2.11“ROE” means Return on Equity, defined as Company earnings for a fiscal year, net of any unrealized gains or losses, divided by the average equity for that year.

2.12“Total Salary” means the aggregate of all Salaries.

3. 2008 Stock Plan. Equity Interests awarded pursuant to the Plan shall be awarded pursuant to the 2008 Stock Plan.

4.Determination of the Equity Compensation Pool.

4.1In the first quarter of each year, the Board shall establish levels for ranges of achievement of ROE and shall assign percentages to those levels. An example of such levels, ranges, and percentages is shown in columns a, b and c in the following table:

Section 4.1 Table Illustration (1)
a	b	c	d	e
Level	ROE Range of Achievement for Prior Year	%	Total Salary in Determination Year	Value of Equity Compensation Pool in the Determination Year
Gold	Over 20%	80%	$2,000,000	$1,600,000
A	Over 12% to 20%	65%	$2,000,000	$1,300,000
B	Over 8% to 12%	50%	$2,000,000	$1,000,000
C	4% to 8%	35%	$2,000,000	$700,000
D	Below 4%	—%	$2,000,000	—
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(1)	All amounts shown are for illustration purposes only.

4.2The value of the Equity Compensation Pool to be awarded in the Determination Year (column e) shall be determined by multiplying the Total Salary in the Determination Year (column d) by the percentage (column c) for the range of ROE achieved by the Company in the Prior Year. For example, if in the Prior Year, Level B was achieved, the Determination Year Value of Equity Compensation would be $1,000,000.

5.Allocation of the Equity Compensation Pool.

5.1In the first quarter of each year, for purposes of determining the amount of a Management Team member's percentage of salary to be considered in determining each Management Team member's percentage share of the Equity Compensation Pool, the Board shall (i) assign each member of the Management Team to a tier (column b) and (ii) assign a percentage of salary to each tier (column d). An example of such assignments is shown in columns b and d in the following table.

Section 5.1 Table Illustration (1)
a	b	c	d	e	f
Title	Tier	Salary	% of Salary	Salary to be Considered in Determining Percentage	Percentage of Equity Compensation Pool
CEO	3	$400,000	85%	$340,000	29.8%
CFO	2	$275,000	70%	$192,500	16.9%
EVP	2	$255,000	70%	$178,500	15.7%
CIO	1	$250,000	55%	$137,500	12.1%
CG	1	$175,000	55%	$96,250	8.4%
Others	1	$645,000	55%	$195,250	17.1%
Total		$2,000,000		$1,140,000	100%
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(1)	All amounts shown are for illustration purposes only.

5.2The portion of each Management Team member's Salary to be considered in determining each Management Team member's percentage share of the Equity Compensation Pool (column e) is determined by multiplying each Management Team member's Salary by the percentage shown in column d. For example, in the case of the CEO in the Section 5.1 Table, the portion of the CEO's Salary to be considered is $400,000 (column c) multiplied by 85% (column d), which equals $340,000 (column e).

The percentage of the Equity Compensation Pool that each Management Team member is entitled to receive (column f) is determined by dividing that portion of each member's Salary shown in column e by the total of all Management Team members' Salaries to be considered (total - column e). For example, the CEO in the Section 5.1 Table is entitled to receive is 29.8% of the Equity Compensation Pool (column f), determined by dividing $340,000 (column e) by $1,140,000 (total - column e).

6.Calculation of the Value of each Management Team Member's Equity Compensation.

6.1The value of each Management Team member's equity compensation for a Determination Year shall be determined by multiplying each member's Percentage of Equity Compensation Pool (column b of the Section 6.1 Table) by the Value of Equity Compensation Pool in the Determination Year (column e of the Section 4.1 Table) for the level for ranges of achievement of ROE attained in the Prior Year (column b of the Section 4.1 Table). Based on the amounts used for illustration in all of the tables, the following table shows the determination of amounts of equity compensation awarded to Management Team members if each of the levels is attained:

Section 6.1 Table Illustration (1)
a	b	c	d	e	f	g
		Level
Title	Percentage of Equity Compensation Pool (2)	Gold 80%	A 65%	B 50%	C 35%	D 0%
CEO	29.8%	$476,800	$387,400	$298,000	208,600	$—
CFO	16.9%	$270,400	$219,700	$169,000	118,300	$—
EVP	15.7%	$251,200	$204,100	$157,000	109,900	$—
CIO	12.1%	$193,600	$157,300	$121,000	84,700	$—
CG	8.4%	$134,400	$109,200	$84,000	58,800	$—
Others	17.1%	$273,600	$222,300	$171,000	119,700	$—
Total	100%	$1,600,000	$1,300,000	$1,000,000	$700,000	$—
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(1)	All amounts shown are for illustration purposes only. This table assumes Total Salary is $2,000,000.

(2)	From column f of the Section 5.1 Table.

6.2For illustration purposes, assuming the level of performance for the Prior Year was Level B - 50% (column e), the value of the CEO's equity compensation for the Determination Year is $298,000, determined by multiplying $1,000,000 (column e of the Section 4.1 Table for achievement of level B) times 29.8% (column b in the Section 6.1).

7.Allocation of Equity Compensation Between Options and Restricted Stock. During the first quarter of each year, the Board shall determine the percentage of the Equity Compensation to be allocated to stock options and restricted stock.

8.Discretionary Equity Awards. Nothing in this Plan shall restrict the Board from making discretionary awards of equity interests to members of the Management Team.